Exhibit 99.1


(1) MatlinPatterson FA Acquisition LLC ("MP FAA") is the direct owner of 43,093,261 shares of Common Stock of the Issuer. On June 4, 2009, MatlinPatterson Global Opportunities Partners II L.P. and MatlinPatterson Global Opportunities Partners (Cayman) II L.P. (together, the "Funds") contributed all of their membership interests in MP FAA to MP II Preferred Partners L.P. ("MP Preferred Partners") and MP Preferred Partners now holds one hundred percent (100%) of the membership interests in MP FAA. The Funds continue to hold a common limited partnership interest in MP Preferred Partners. MatlinPatterson Asset Management LLC is the sole owner of MatlinPatterson Global Partners II LLC, the general partner of the transferor, the Funds. MatlinPatterson Asset Management LLC is also the sole owner of MP Preferred Partners GP LLC, the general partner of the transferee, MP Preferred Partners. MatlinPatterson LLC holds 100 percent of the equity of MatlinPatterson Asset Management LLC. Other than MP FAA, each of the foregoing reporting persons disclaims beneficial ownership of the shares held by MP FAA, except to the extent such reporting person holds an indirect pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose. David J. Matlin and Mark R. Patterson are each a holder of 50 percent (50%) of the membership interests in MatlinPatterson LLC. David J. Matlin and Mark R. Patterson may be deemed to have shared voting and investment control over the shares of the Issuer held by MP FAA. Each of David J. Matlin and Mark
R. Patterson also has an indirect pecuniary interest in such shares through each of such person's indirect interest in one or more limited partners which hold an investment interest and carried interest in MP Preferred Partners. Each of David
J. Matlin's and Mark R. Patterson's exact pecuniary interest therein is not readily determinable because it is subject to several variables, including without limitation, the internal rates of return of MP Preferred Partners overall and with respect to their indirect investment in the Issuer. Each of David J. Matlin and Mark R. Patterson disclaims beneficial ownership of any of the reported securities except to the extent of his pecuniary interest therein.